[TRANSITION PARTNERS LETTERHEAD]


May 6, 1997


Mr. Philip L. Becker
President
eSoft, Inc.
15200 East Girard Avenue
Suite 3000
Aurora, CO  80014

Dear Phil:

You have  advised  Transition  Partners,  Limited  ("TPL") that the original six month engagement agreement with eSoft, Inc. ("the Company") dated October 14, 1996 has been paid in full for the time period ending April 15, 1997. You have also advised Transition Partners, Limited that you will reimburse all reasonably incurred out-of-pocket expenses incurred by TPL in connection with any aspect of the original engagement. Per the engagement agreement dated October 14, 1996, the engagement (except as to matters relating to the warrant and the contingent advisory fees for transactions originating during the course of the engagement completed within twelve months from the date of automatic termination) terminated automatically on March 31, 1997. You have also expressed an interest to extend the original agreement with terms that are sensitive to and considerate of the current and projected working capital requirements of eSoft, Inc. This letter will serve to advance your request for such a proposal and confirm the extension of TPL's engagement as the Company's advisor in this regard.

All aspects of the original October 14, 1996 engagement shall remain intact for the duration of this engagement agreement extension ("extension"). The following amendments shall be incorporated into the extension:

EFFECTIVENESS AND TERMINATION

The effective date of this extension shall be April 15, 1997. This extension will automatically terminate on October 14, 1997 or 5 business days following the receipt by the Company of permanent financing, whichever occurs first, unless otherwise modified or extended by mutual written agreement. In the event of such automatic termination, TPL shall be entitled to all compensation due through the date of termination, including base and contingent advisory fees as specified in the original agreement, all warrants, as well as all unpaid out-of-pocket expenses. TPL shall also be entitled to contingent advisory fees, as outlined above, for transactions originating during the course of this engagement and completed within twelve months from the date of automatic termination.

COMPENSATION ARRANGEMENTS

All aspects (i.e. retainer fee, warrant, and transaction fees) of the original October 14, 1996 engagement agreement shall remain intact for the duration of the extension. In consideration of the Company's current strained cash position, TPL acknowledges that the Company may not be able to pay its monthly retainer fee in a timely fashion during the extension period. Further, TPL acknowledges that the monthly retainer fee shall be due and payable only upon receipt of bridge and/or permanent funds by the Company. The Company agrees that the warrant(s) to TPL shall be in the form as Exhibits A and B, copies attached. Further, TPL acknowledges that the warrant(s) shall vest only upon receipt of bridge and/or permanent funds by the Company. Until the Company receives the proceeds of anticipated bridge and/or permanent financing. TPL will, if necessary for the good of the Company, accept delayed payment by the Company of earned and invoiced retainer fees and transaction fees during the initial three months of the extension. However, upon receipt of bridge and/or permanent funds by the Company, the Company shall pay all amounts due to TPL and issue the warrant(s) within 5 business days of the receipt of such funds.

This agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of Colorado.

Please  confirm  that  the  foregoing   proposal  is  in  accordance   with  our
understanding and is acceptable to you by signing and returning to me the enclosed duplicate original extension letter. We look forward to a successful completion of our assignment, culminating in the attainment of these mutually desirable objectives on behalf of the Company.

Sincerely,                             Agreed to and accepted:


TRANSITION PARTNERS, LIMITED           eSOFT, INC.


By:  /s/ Gene R. Copeland              By:  /s/ Philip L. Becker
   --------------------------------       --------------------------------------
   Gene R. Copeland                       Philip L. Becker
   Managing Director                      President
   May 6, 1997                            May 6, 1997

ATTACHMENTS:            Copy of Original Engagement Agreement Between eSoft and
                        Transition Partners, Limited dated October 14, 1996

                        Exhibits A & B. Warrants for 1,052 Shares of eSoft Common Stock to TPL and assigns